BHIL DISTRIBUTORS, INC.—
DIAMOND HILL CAPITAL MANAGEMENT, INC.
UNDERWRITING FEE AGREEMENT
     AGREEMENT made this 30th day of April, 2009, between BHIL Distributors, Inc. (“BHIL”), an Ohio corporation with its principal place of business at 4041 N. High Street, Suite 402, Columbus, OH 43214 and Diamond Hill Capital Management, Inc. (“DHCM”), an Ohio corporation with its principal place of business at 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215.
     WHEREAS, BHIL acts as principal underwriter for Diamond Hill Funds (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company, which may issue its shares of beneficial interest in separate series; and
     WHEREAS, DHCM, is the Administrator of the Trust pursuant to agreements duly approved by the Trustees of the Trust, including a majority of the independent Trustees; and
     NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein, the undersigned parties do hereby agree as follow.
     SECTION 1. PAYMENT OF FEES AND EXPENSES
     DHCM agrees to pay to BHIL the fee listed on Schedule A, payable monthly in arrears, as and for the Fees and Expenses described in Section 7 of the Underwriting Agreement, dated April 30, 2009, entered into by and between BHIL and the Trust. The Underwriting Agreement is incorporated by reference into this Underwriting Fee Agreement.
     SECTION 2. EFFECTIVENESS, DURATION AND TERMINATION
     (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.
     (b) This Agreement may be terminated as follows:
          (i) automatically in the event of the termination of the Underwriting Agreement between the Trust and BHIL;

          (ii) automatically in the event of the assignment of this Agreement as defined in the Act; and
          (iii) by either party to the Agreement without cause by giving the other party at least one hundred and twenty (120) days’ written notice of its intention to terminate.
     SECTION 3. NOTICES
     Any notice under this Agreement shall be in writing and shall be addressed and delivered or mailed postage prepaid, to the other party’s principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.
     SECTION 4. AMENDMENTS
     This Agreement may be amended by the mutual consent of the parties at any time, which Amendment shall be in writing and signed by authorized representatives of the parties.
     SECTION 5. MISCELLANEOUS
     (a) This Agreement shall be construed in accordance with the laws of the State of Ohio.
     (b) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
     IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Fee Agreement to be duly executed as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.
By:
Name:	James F. Laird, Jr.
Title:	Chief Financial Officer

BHIL DISTRIBUTORS, INC.
By:
Name:	Scott A. Englehart
Title:	President

BHIL DISTRIBUTORS, INC.—
DIAMOND HILL CAPITAL MANAGEMENT, INC.
UNDERWRITING FEE AGREEMENT
Schedule A
(Effective April 30, 2009)
This Schedule A and the Underwriting Fee Agreement to which it is attached, shall apply to the shares of the following Funds and any other series that may be started in the future:
Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Strategic Income Fund
Fees to be paid to BHIL:
•	Distributor & Statutory Underwriter Fees:

•	Base Fee:	$85,000
•	Registered Representative Services Fee
	Registered Representative	$5,000/Base fee -initial Rep
	Additional Reps	$1,500/Representative
	Remote Office Fee	$2,500/Base fee - 1 office

•	Variable Expenses
No charge to transition existing Dealer Agreements
	Dealer Agreement Set-Up	$100/Agreement
	Sales Literature Review	$75/Item Reviewed
	Annual web review	$100/1-50pp
$200/50-100pp
$300/over 100pp
	Monthly web maintenance fee	$50/unlimited material changes*
*	If entire re-design of web or significant portion of website, price will be negotiated.

*	If new web material (i.e., brochure), such material would be submitted as a regular hard copy piece for review at $75.
•	Out of Pocket Expenses:
Printing & Postage, Bank Charges, Regulatory Filing Fees, FINRA Rep Licensing Fees, Travel to Client Board Meetings, FINRA Sales Literature Review and Record Retention

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